UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20459
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No. 1)
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☑	Preliminary Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
CISTERA NETWORKS, INC.
(Name of Registrant as Specified in its Charter)
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CISTERA NETWORKS, INC.
6509 WINDCREST DRIVE, SUITE 160, PLANO, TX 75024
(972) 381-4699
     This Information Statement is being furnished to you, as a holder of Common Stock, par value $0.001 (“Common Stock”), of Cistera Networks, Inc., a Nevada corporation (the “Company” or “we”), on or around August ___, 2009, to inform you of (i) the approval on June 9, 2009 of resolutions by our Board of Directors (the “Board”) proposing amendments to our Articles of Incorporation (the “Articles of Incorporation”) to effect a reverse stock split of our Common Stock followed immediately by a forward stock split of our Common Stock (the “Reverse/Forward Stock Split”), and (ii) our receipt of written consents dated June 9, 2009, approving such amendment by stockholders holding 65.6% of the voting power of all of our stockholders entitled to vote on the matter as of June 9, 2009 (the “Record Date”). The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file Certificates of Amendment to the Certificate of Incorporation (the “Certificates of Amendment”). The Certificates of Amendment shall be filed with the Secretary of State of the State of Nevada on or after August ___, 2009, (20 calendar days following the date this Information Statement is first mailed to our stockholders) and will become effective immediately thereafter (the “Effective Date”). As a result of the Reverse/Forward Stock Split, as described in more detail below, stockholders owning fewer than 3 shares of our Common Stock will be cashed out at a price of $.14 per share, and the holdings of all other stockholders will remain unchanged.
     Although the Reverse/Forward Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Split prior to the proposed Effective Date if it determines that abandoning the Reverse Split is in the best interests of the Company.
     The intended effect of the Reverse/Forward Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse Split/Forward has the intended effect, we will file to deregister our Common Stock with the Securities and Exchange Commission (the “Commission”) and to terminate the listing of shares of our Common Stock on the OTC Bulletin Board. We will in such case no longer be required to file periodic reports with the Commission, although we intend to continue to provide similar information through the Pink Sheets News Service.
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
     This Information Statement is dated August ___, 2009, and is first being mailed to our stockholders on or about August ___, 2009.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     All necessary corporate approvals in connection with the Reverse Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Nevada Revised Statutes, solely for the purpose of informing stockholders of the Reverse/Forward Split before it takes effect.
     This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934.

     The Reverse/Forward Stock Split is comprised of a reverse stock split (the “Reverse Split”) pursuant to which each 3 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the “Forward Split”), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 3 shares of Common Stock. Interests in fractional shares owned by stockholders owning fewer than 3 shares of Common Stock, whose shares of Common Stock would be converted into less than one share in the Reverse Split, will instead be converted into the right to receive a cash payment of $.14 per share owned by such stockholders prior to the Reverse Split. However, if a registered stockholder holds 3 or more shares of Common Stock in his or her account immediately prior to the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split.
     We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 3 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name in a timely manner and in any event prior to the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders, to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 3 shares of Common Stock in street name through a nominee who does not transfer shares into a record account prior to the Effective Date may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 3 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions prior to the Effective Date to the Registrar and Transfer Company, our exchange agent (the “Exchange Agent”). Stockholders may continue to sell their shares of the Company’s Common Stocks on the OTC Bulletin Board until the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders.
     As soon as practicable after the Effective Date, we will send all stockholders with stock certificates representing rights to receive cash payments a letter of transmittal to be used to transmit Common Stock certificates to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws.
SUMMARY OF TERMS OF REVERSE STOCK SPLIT
     The following is a summary of the material terms of the proposed Certificates of Amendment, the Reverse/Forward Stock Split and the other transactions contemplated in connection with the Reverse/Forward Stock Split.
     This Information Statement contains a more detailed description of the terms of the proposed Certificates of Amendment and the Reverse/Forward Stock Split. We encourage you to read the entire Information Statement and each of the documents that we have attached as an Annex to this Information Statement carefully.
o	The Board has authorized a 1-for-3 Reverse Split of our Common Stock, followed immediately by a 3-for-1 Forward Split of our Common Stock. See also the information under the captions “Structure of the Reverse/Forward Stock Split,” “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” and “Recommendation of the Board; Fairness of Reverse/Forward Stock Split” in this Information Statement.

o	The Board has determined that the Reverse/Forward Stock Split is fair to and in the best interest of all of our unaffiliated stockholders, including those stockholders owning shares being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse/Forward Stock Split. See also the information under the caption “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” in this Information Statement.

o	The members of the Board and certain executive officers have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse/Forward Stock Split. Gregory Royal, a director and our President and Chief Executive Officer, controls 1,298,326 shares of Common Stock, representing approximately 7.5% of the outstanding shares of Common Stock. The shares of issued and outstanding Common Stock held by our directors and executive officers represent approximately 7.5% of our voting power. See also the information under the caption “Description of the Reverse/Forward Stock Split — Vote Required” in this Information Statement.

o	When the Reverse/Forward Stock Split becomes effective, if you hold at least 3 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not receive any cash payments. You will not need to take any action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. See also the information under the caption “Description of the Reverse/Forward Stock Split” in this Information Statement.

o	When the Reverse/Forward Stock Split becomes effective, if you hold fewer than 3 shares of Common Stock, you will receive a cash payment of $.14 per pre-split share. As soon as practicable after the Effective Date, you will be notified and asked to surrender your stock certificates to the Exchange Agent. Upon receipt of your stock certificates by the Exchange Agent, you will receive your cash payment. See also the information under the caption “Description of the Reverse/Forward Stock Split — Exchange of Certificates for Cash Payment or Shares” in this Information Statement.

o	The Reverse/Forward Stock Split will not affect the outstanding warrants or the outstanding stock options or other convertible securities whether exercisable or unexercisable, and holders of warrants and options will, following the Reverse/Forward Stock Split, continue to hold warrants, options and other convertible securities for the same number of shares of Common Stock at the same exercise and conversion price and other terms as they currently do. See also the information under the caption “Special Factors — Effect of the Reverse/Forward Stock Split on Option Holders and Holders of Warrants” in this Information Statement.

o	The Reverse/Forward Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations as a public company. See also the information under the captions “Special Factors — Effects of the Reverse/Forward Stock Split, “Special Factors – Financial Effect of the Reverse/Forward Stock Split” and “Conduct of the Company’s Business After the Reverse/Forward Stock Split” in this Information Statement.

o	When the Reverse/Forward Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Commission and we intend to cease public registration and terminate the listing of our Common Stock on the OTC Bulletin Board. Once we cease public registration and terminate the listing of our Common Stock, we will not be required to provide our Stockholders with periodic or other reports regarding the Company, although we intend to continue to provide similar information through the Pink Sheets News Service. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” and “Recommendation of the Board; Fairness of Reverse/Forward Stock Split” in this Information Statement.

o	For those stockholders who receive a cash payment in the Reverse/Forward Stock Split and cease to hold, either directly or indirectly, shares of post-split Common Stock, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. For those stockholders that retain Common Stock incident to the Reverse/Forward Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Special Factors — Federal Income Tax Consequences of the Reverse/Forward Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse/Forward Stock Split in light of your own particular circumstances.

o	You are not entitled to appraisal rights under either our governance documents or the Nevada Revised Statutes. See also the information under the caption “Description of the Reverse Split — Appraisal Rights” in this Information Statement.

o	We have the financial resources to complete the Reverse/Forward Stock Split, the costs of which we anticipate to be approximately $26,800. However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the Reverse/Forward Stock Split exceeds our reasonable estimate of the amount of cash necessary to consummate the Reverse/Forward Split, the Board reserves the right not to effect the Reverse/Forward Stock Split. See also the information under the caption “Financing of the Reverse/Forward Stock Split” in this Information Statement.

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT
     The following questions and answers briefly address some commonly asked questions about the Reverse/Forward Stock Split that are not addressed in the “Summary of Terms of Reverse/Forward Stock Split.” They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including our financial statements and the Annexes hereto.
Q:	What are some of the advantages of the Reverse/Forward Stock Split?

A:	Our Board believes that the Reverse/Forward Stock Split will have, among others, the following advantages:
o	we will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public company, with tangible cost savings of an estimated $198,000 before taxes annually;

o	we will be able to reduce the expense associated with maintaining stockholder accounts for numerous stockholders with small accounts; and

o	we will be able to achieve the overhead reduction associated with the Reverse/Forward Stock Split without negatively affecting our business operations.
     See also information under the caption “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” in this Information Statement.
Q:	What are some of the disadvantages of the Reverse/Forward Stock Split?

A:	Our Board believes that the Reverse/Forward Stock Split will have, among others, the following disadvantages:
o	stockholders owning fewer than 3 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be stockholders of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

o	stockholders holding our Common Stock following the Reverse/Forward Stock Split may no longer have readily available to them all of the legally mandated information regarding our operations and results that is currently available in our filings with the Commission;

o	the elimination of the trading market for our Common Stock may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend to be less valuable in a private company; and

o	it will be more difficult for us to access the public equity markets.
See also information under the captions “Special Factors — Effects of the Reverse/Forward Stock Split,” “Special Factors — Financial Effect of the Reverse Split” and “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” in this Information Statement.
Q:	What are some of the factors that the Board considered in approving the Reverse/Forward Stock Split?

A:	The Board considered several factors in approving the Reverse/Forward Stock Split. Importantly, the Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split,” “Special Factors — Strategic Alternatives Considered,” Special Factors — Background of the Reverse/Forward Stock Split “ and “Special Factors — Effects of the Reverse/Forward Stock Split” in this Information Statement. The Board also considered numerous other factors, including:
o	the Board’s discussions and conclusions about the fairness of the price of $.14 per pre-split share to be paid following the Reverse/Forward Stock Split to our stockholders owning fewer than 3 shares; and

o	the projected tangible and intangible cost savings to us by terminating our status as a public company.
See also information under the captions “Fairness of the Reverse Stock Split — Opinion of Pacific Summit” and “Recommendation of the Board; Fairness of the Reverse Split” in this Information Statement.
Q:	What are the interests of directors and executive officers in the Reverse/Forward Stock Split?

A:	As a result of the Reverse/Forward Stock Split, we believe that our directors and executive officers, collectively, will increase their beneficial ownership of our Common Stock from approximately 7.5% to 7.6%. See also information under the captions “Special Factors — Effects of the Reverse/Forward Stock Split” and “Special Factors — Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” in this Information Statement.

Q:	What is the total cost of the Reverse/Forward Stock Split to the Company?

A:	We estimate that we will pay up to approximately $63 to cash out fractional shares. In addition, we anticipate incurring approximately $26,800 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Stock Split. See also information under the captions “Special Factors — Effects of the Reverse/Forward Stock Split,” “Special Factors — Financial Effect of the Reverse/Forward Stock Split” and “Costs of the Reverse/Forward Stock Split” in this Information Statement.

     The following is a schedule of the reported high and low closing bid quotations per share for our Common Stock during the period from April 1, 2007 through March 31, 2009, all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

	High	Low
June 30, 2007	$1.60	0.85
September 30, 2007	$1.02	0.63
December 31, 2007	$1.01	0.50
March 31, 2008	$0.95	0.73

June 30, 2008	$0.85	0.42
September 30, 2008	$0.60	0.16
December 31, 2008	$0.39	0.22
March 31, 2009	$0.30	0.06

     Since inception, we have not paid any cash dividends to our stockholders. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.
     On June 23, 2009, the last trading day prior to the announcement of the Reverse/Forward Stock Split, our Common Stock’s closing price per share was $.51 on trading volume of 200 shares. Previous to this trade, our average closing price for the 60 days prior to June 23, 2009 was approximately $.08 per share. On August ___, 2009, the last practicable trading day prior to the date this Information Statement was mailed to stockholders, our Common Stock’s closing price was $___. See also information under the caption “Financial Statements —Selected Historical Financial Data” in this Information Statement.
STRUCTURE OF THE REVERSE/FORWARD STOCK SPLIT
     The Reverse/Forward Stock Split includes both a reverse stock split and a forward stock split of our Common Stock. The Reverse Split is expected to occur following the close of trading on the Effective Date and the Forward Split is expected to occur immediately following the Reverse Split. Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.
     Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each 3 shares of Common Stock held in his, her or its account immediately prior to the effective time of the Reverse Split. If a registered stockholder holds more than 3 shares of Common Stock in his, her or its account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split. Such holders will not need to exchange or return any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. Any registered stockholder who holds fewer than 3 shares of Common Stock in his, her or its account immediately prior to the effective time of the Reverse Split will receive a cash payment of $.14 per pre-split share instead of fractional shares. In connection with the Forward Split, all registered stockholders holding at least 3 shares prior to the Reverse Split will receive 3 shares of Common Stock for every one share of Common Stock they held following the Reverse Split.
     We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 3 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name in a timely manner and in any event prior to the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders, to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 3 shares of Common Stock in street name through a nominee who does not transfer shares into a record account prior to the Effective Date may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 3 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent. Stockholders may continue to sell their shares of the Company’s Common Stocks on the OTC Bulletin Board until the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders.
     In general, the Reverse/Forward Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Result

Stockholder A is a registered stockholder who holds 2 shares of Common Stock in his account prior to the Reverse Split.	Instead of receiving a fractional share of Common Stock immediately after the Effective Date of the Reverse Split, Stockholder A’s shares will be converted into the right to receive cash in the amount of $.28 ($0.14 x 2 shares).

Note: If Stockholder A wants to continue his investment in us, he can, prior to the Effective Date, buy at least 1 more share, and hold them in his account. Stockholder A would have to act sufficiently in advance of the Reverse Stock Split so that the purchase is completed and the additional shares are credited in his account by the close of business (eastern daylight time) on the Effective Date.

Stockholder B is a registered stockholder who holds 3 shares of Common Stock in his account prior to the Reverse Split.	After the Effective Date of the Reverse/Forward Stock Split, Stockholder B will continue to hold all 3 shares of Common Stock.

Stockholder C holds less than 3 shares of Common Stock in a brokerage account as of the Effective Date.	The Company intends for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees. A stockholder holding fewer than 3 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name in a timely manner to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 3 shares of Common Stock in street name through a nominee who does not transfer shares into a record account in a timely manner may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 3 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent.
     The Board reserves the right, in its discretion, to abandon the Reverse Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company. Factors that may lead the Board to abandon the Reverse/Forward Stock Split may include, among other things, increased transaction costs to consummate the transaction, changes in the current economic environment, and an adverse response from the markets in which the Company operates or adverse responses from our stockholders. If such a determination to abandon the Reverse/Forward Stock Split is made by the Board, our stockholders would be notified through the filing of a Current Report with the SEC on Form 8-K.
FORWARD-LOOKING STATEMENTS
     This Information Statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.
SPECIAL FACTORS
Reasons for and Purposes of the Reverse/Forward Stock Split
     The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.
     As discussed further in this Information Statement under the caption “Special Factors — Background of the Reverse/Forward Stock Split,” the Board initiated its review of the Reverse/Forward Stock Split as a strategic alternative to maximize stockholder value at a meeting on March 18, 2009. At that meeting, in connection with its review of strategic issues confronting the Company, the Board expressed concern about expense of remaining a public company and continuing to comply with the periodic reporting requirements of the Exchange Act in light of the extremely low trading volume of shares of the Company’s Common Stock on the OTC Bulletin Board. The Board therefore decided to consider whether it should remain a publicly held company.
     The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. We have been unable to provide increased value to our stockholders as a public company, and particularly as a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we do not believe that continuing our public company status is in the best interest of the Company or our stockholders.
     The Board believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock’s extremely limited trading volume, stock price and public float have all but eliminated our ability to use our Common Stock as acquisition currency or to attract and retain employees.
     Our Common Stock’s extremely limited trading volume and public float have also impaired our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community. In addition, our directors and executive officers historically have owned a substantial percentage of our outstanding stock. As of the Record Date, our directors and executive officers beneficially owned a total of 1,298,326 shares, or 7.5 % of the outstanding shares. For information with respect to the shares beneficially owned by our directors and executive officers, see the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement. Our directors and executive officers generally have not sold their shares, which has further limited our public float and trading volume. During the 12 months ended June 19, 2009, our stock traded infrequently, with reported trades occurring on only 116 days, and with an average daily trading volume of 4,216 shares for such 12-month period. Because the Common Stock has been thinly traded, entering into a large purchase or sale, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.
     Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board’s view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission’s filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur an estimated $224,000 annually before taxes in related expenses. Of these expenses, we anticipate that the deregistration of our shares after the Reverse/Forward Stock Split will result in a reduction of approximately $198,000 in annual expenses as follows:
ESTIMATED FUTURE ANNUAL SAVINGS TO BE REALIZED IF THE COMPANY GOES PRIVATE

Accounting and Audit Fees	$38,000
Internal Control Compliance	$140,000
Stockholder Expenses	$5,000
Legal Fees	$15,000

Total	$198,000
     The estimates set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by consummating the Reverse/Forward Stock Split at this time rather than continue to subject the Company to these burdens.
     The substantial costs and burdens imposed on us as a result of being public are likely to continue to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the Commission. The overall executive time expended on the preparation and review of our public filings will likely continue to increase substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. Additionally, the passage of the Sarbanes-Oxley Act may make it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers’ liability insurance. See also information under the caption “Special Factors – Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why our Board approved the Reverse/Forward Stock Split instead of another alternative transaction structure.
     While there has been no significant change in the tangible and intangible costs of our being a public company or in the liquidity of our Common Stock over the recent period, additional external factors have lead the Board to consider implementing the Reverse/Forward Stock Split at this time. As of March 2009, the U.S. economy was in a steep recession and had been for several months. Overall economic activity contracted sharply during the fourth quarter of 2008 and first quarter of 2009 — by approximately 6.3% and 5.5% respectively according to the United States Government. This in turn has resulted in a significant reduction in business confidence and capital spending.
     During this time, our business has retracted significantly. We believe that this is primarily due to the downturn in the economy worldwide, which has resulted in longer sales cycles, as potential customers are hesitant to spend money on capital purchases. In addition, we have seen a decrease in licensing additional software and purchasing hardware, in part because many customers are experiencing minimal growth in revenues or revenue reductions and some customers are reducing their number of employees.
     In light of current economic conditions, we believe that the cost of compliance of being a public company has become unbearable for the Company at a time when we are undertaking cost cutting measures and the Company is experiencing tight cash flow and a tight credit environment. We believe that removing this considerable compliance expense will contribute to allowing the Company to attain profitability.
     The Reverse/Forward Stock Split will terminate the equity interests in the Company of approximately 446 record holders of Common Stock; as of June 9, 2009, each of these record holders held fewer than 3 shares of Common Stock. We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.
     The Reverse/Forward Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and the listing requirements of the OTC Bulletin Board by deregistering and delisting our Common Stock. Additionally, the Reverse/Forward Stock Split will provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of our Common Stock in the open market.
     Based on information available to us, we presently have an aggregate of approximately 628 record holders and beneficial holders of our Common Stock (collectively, “holders”), of which approximately 446 holders each own 2 shares or less. In the aggregate, the shares held by these small holders comprise less than 0.6% of our outstanding shares of Common Stock. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board’s view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Reverse/Forward Stock Split will enable us to eliminate much of these costs.
     When the Reverse/Forward Stock Split is consummated, stockholders owning fewer than 3 shares of Common Stock will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our employees, executive officers, directors and continuing stockholders will benefit from any future increase in our earnings. The stockholders that will continue to have an equity interest in the Company after the Reverse Split will own a security, the liquidity of which will be severely restricted. See also information under the captions “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” and “Fairness of the Reverse/Forward Stock Split to Stockholders” in this Information Statement.
     The Reverse/Forward Stock Split will (i) cause us to cash out shares held by any stockholder holding fewer than 3 shares, (ii) not cash out any shares held by any stockholder holding at least 3 shares of Common Stock and (iii) change the percentage of Common Stock held by the remaining stockholders to 100%. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.
Strategic Alternatives Considered
     In making the determination to proceed with the Reverse/Forward Stock Split, the Board evaluated a number of other strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Reverse/Forward Stock Split would be the simplest and most cost-effective approach to achieve the purposes described above. These alternatives were:
     Self-tender offer. The Board considered the possibility of a self-tender offer by which we might offer to repurchase shares of our outstanding Common Stock. The current financial position of the Company, however, make such a self-tender impossible as the Company does not have the financial resources to execute on a self-tender offer. Further, the results of an issuer tender offer would be unpredictable, due to its voluntary nature.
     Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing shares in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister in a reasonable period of time. Further, due to the high transaction cost and current low share prices of our Common Stock, the Board believed it unlikely that stockholders holding fewer than 3 shares of Common Stock would sell their shares in the open marked.
     Selling the Company. The Board considered a sale of the Company. However, in light of the Company’s current financial condition, the Board determined that a sale was not practical, or in the best interest of our stockholders, at this time.
     Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being public, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.
Background of the Reverse/Forward Stock Split
     At its meeting on April 9, 2009, the Board began to consider various potential strategic alternatives in order to maximize stockholder value and to address the Board’s concern regarding the general and administrative expenses associated with our reporting and filing requirements as a public company. In particular, the Board noted the large number of our stockholders with small holdings of Common Stock and observed that, in its view, the administrative burden and costs to the Company of maintaining records with respect to these numerous small accounts and the associated costs of preparing, printing and mailing information to these stockholders was excessive, given our resources and operations. Management, at that time, estimated that we might have as many as 300 stockholders holding 1 or 2 shares. The Board discussed the merits of undertaking a reverse stock split to eliminate and cash out these stockholders. The Board discussed the possibility that such a transaction could result in the Company “going private.” The Board authorized management to consult with Colbert Johnston LLP, our corporate counsel, to identify the possible legal implications of such a transaction.
     From April 10th 2009 through May 6th 2009, management considered the various issues raised and discussed at the meeting of the Board on April 9, 2009. Management also considered various potential transaction structures, the most effective means of pursuing a going-private transaction and the advantages and disadvantages associated with the Company going private. In connection with its deliberations, management consulted extensively with counsel.
     On May 6th 2009, the Board held a meeting to consider management’s report on our various strategic alternatives and, in particular, the estimated costs and benefits of proceeding with a going-private transaction. All directors were present at the meeting. In addition, a representative from Colbert Johnston, the Company’s legal counsel was present and available during the meeting to address the questions and concerns of the Board. Colbert Johnston advised the directors of their fiduciary obligations in considering and investigating the various strategic alternatives available to the Company. The Board explored in detail the advantages and disadvantages of each of the following strategic alternatives: a reverse stock split, a self-tender offer at a similar price per share, the purchase of shares in the open market, a sale of the Company, and maintaining the status quo.
     The Board and Colbert Johnston also discussed in detail how the Sarbanes-Oxley Act, the rules and regulations promulgated by the Commission and the burden of complying with the periodic reporting requirements of the Exchange Act had increased substantially the cost of remaining a public company and would further increase the cost in the near future. The Board’s view was that these costs outweighed any benefits we or our stockholders received from our status as a public company.

     The Board concurred that going private pursuant to a reverse stock split might be a desirable strategic alternative to consider, provided that it was effected at a price and on terms fair to all of our stockholders. The Board considered seeking a financial advisor to assist the Board in determining the fairness of a reverse stock split and the consideration for fractional interest. After extended discussion, the Board agreed that, in view of the cost of retaining a financial advisor and a fairness opinion relative to the size of the transaction contemplated, the Board itself would ensure the procedural fairness of the transaction. Further, the Board determined that the procedural fairness of the Reverse/Forward Stock Split would be supported by the fact that stockholder could decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market.
     After additional discussion, the Board determined that the price for fractional interests would be based on the Company’s average closing price on OTC: BB market for the prior six month period. The Board determined that this price would be a fair price after considering other potential valuation methods. In arriving at this determination, the Board considered the Company’s thin trading volume, financial losses in recent years, negative stockholder equity, current liquidity issues facing the Company, and that its auditors had expressed a going concern opinion for fiscal 2007. On the basis of these factors, the Board determined by a unanimous vote that, as of June 9, 2009, a 1-for-3 Reverse Split, with fractional interests cashed out at a per pre-split share equal to $.14, was fair to all stockholders, including those whose shares would be cashed out pursuant to the Reverse/Forward Stock Split and those who would retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split. See titled “Special Factors — Reasons for and Purpose of the Reverse Split,” “Special Factors — Strategic Alternatives Considered” and “Fairness of the Reverse/Forward Stock Split to Stockholders.”
     At the conclusion of the June 9, 2009 meeting, the Board acted by unanimous written consent to approve the Certificate of Amendment and thereby proceed with the Reverse/Forward Stock Split.
Effects of the Reverse/Forward Stock Split
     If effected, based on information available to us, the Reverse/Forward Stock Split will reduce the number of record stockholders of our Common Stock from approximately 628 to approximately 182. This reduction in the number of our stockholders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission, although we have provided certain assurances to Roaring Fork Capital Management, one of our largest stockholders, that we would continue to provide similar information through the Pink Sheets News Service. Additionally, certain provisions of the Exchange Act will no longer apply, such as the short-swing profit recovery provisions of Section 16(b).
     For a total expenditure by us of up to approximately $26,800 in transaction costs (including advisory, legal, financial, accounting and other fees and costs) and approximately $63 in purchase costs for fractional shares, we estimate we will realize an estimated $198,000 in cost savings on an annual basis by terminating our public company status. We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse/Forward Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.
     The effect of the Reverse/Forward Stock Split on each stockholder will depend on the number of shares that such stockholder owns. Registered stockholders holding more than 3 shares of Common Stock will be unaffected by the Reverse/Forward Stock Split. Registered stockholders and stockholders holding shares of Common Stock in street name through a nominee (i.e., a broker or a bank) holding fewer than 3 shares of Common Stock will have their shares converted into the right to receive a cash amount equal to $.14 per share. See also “Structure of the Reverse/Forward Stock Split” in this Information Statement for additional information with respect to the effect of the Reverse/Forward Stock Split on each stockholder.
Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders
     Stockholders owning fewer than 3 shares of Common Stock immediately prior to the effective time of the Reverse Split will, after giving effect to the Reverse/Forward Stock Split, no longer have any equity interest in the

Company and therefore will not participate in our future potential earnings or growth. It is expected that as many as 446 holders will be fully cashed out in the Reverse Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.
     The Reverse/Forward Stock Split will require stockholders who own fewer than 3 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Reverse/Forward Stock Split, but the Board has concluded that the completion of the Reverse/Forward Stock Split overall will benefit these stockholders because of, among other reasons, the liquidity provided to them by the transaction at a price determined by the Board to be fair to these stockholders.
     The Reverse/Forward Stock Split will increase the percentage of beneficial ownership of each of the officers, directors and major stockholders of the Company. Based on an assumed cash-out of approximately 446 shares, the percentage ownership of each holder remaining after the Reverse/Forward Stock Split will increase by 0.6%. By way of example, if a holder held 10% of the outstanding Common Stock prior to the Reverse/Forward Stock Split, such holder would hold approximately 10.6% after the Reverse/Forward Stock Split. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.
     Potential disadvantages to our stockholders who will remain as stockholders after the Reverse/Forward Stock Split include decreased access to information and decreased liquidity as a result of the termination of the listing of our Common Stock on the OTC Bulletin Board. When the Reverse/Forward Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act, although we provided certain assurances to Roaring Fork Capital Management, one of our largest stockholders, that we would continue to provide similar information through the Pink Sheets News Service.
     Termination of registration under the Exchange Act also will make many of the liability provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, we will no longer be s required to have our financial statements audited, our officers will no longer be required to certify to the accuracy of our financial statements, and affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act.
Effect of the Reverse/Forward Stock Split on Option Holders and Holders of Purchase Warrants
     Regardless of whether an outstanding stock option, purchase warrant, or other convertible security provides a right to purchase less than, equal to or greater than 3 shares, the number of shares underlying each such outstanding stock option granted by the Company and each purchase warrant and other convertible security will not change as a result of the Reverse/Forward Stock Split. The Board has determined that no adjustment to the outstanding stock options are necessary or appropriate in connection with the Reverse/Forward Stock Split and that no adjustment to the outstanding purchase warrants or other convertible securities is necessary or appropriate in connection with the Reverse/Forward Stock Split. Because of the symmetry of the 1-for-3 Reverse Split and the 3-for-1 Forward Split, the Board has determined that the Reverse/Forward Stock Split will not cause dilution or enlargement of the benefits intended by the Company to be made available under the Company’s with respect to any outstanding stock options, warrants or convertible securities.
Financial Effect of the Reverse/Forward Stock Split
     Completion of the Reverse/Forward Stock Split will require approximately $26,863 of cash, which includes $26,800 for advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Reverse/Forward Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The payments to holders of fewer than 3 pre-split shares of Common Stock and holders of fractional interest resulting from the Reverse Split will be paid out of working capital.

     Based upon analysis of the share ownership distribution among the Company’s stockholders, the Board chose to limit the scope of the Reverse/Forward Stock Split to 1-to-3 and then 3-to-1 in light of the Company’s continuing working capital needs. See also the information under the caption “Financing of the Reverse/Forward Stock Split” in this Information Statement.
     The consummation of the Reverse/Forward Stock Split will have virtually no impact on the interests of Mr. Royal in the net book value and net earnings of the Company, as their stockholdings in the Company will increase from approximately 7.5% of the outstanding shares of the Company’s Common Stock prior to the consummation of the Reverse/Forward Stock Split to 7.51% after the Reverse/Forward Stock Split is effected. The Company’s net book value and net earnings are both negative and will remain negative after consummation of the Reverse/Forward Stock Split, Mr. Royal’s interest in both will remain negative and the consummation of the Reverse/Forward Stock Split will have virtually no impact on his interests.
Federal Income Tax Consequences of the Reverse/Forward Stock Split
     The following is a summary of the material United States federal income tax consequences of the Reverse/Forward Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
     This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation:
o	banks, insurance companies or other financial institutions;

o	persons subject to the alternative minimum tax;

o	tax-exempt organizations;

o	dealers in securities or currencies;

o	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

o	persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

o	certain former citizens or long-term residents of the United States;

o	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

o	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.
     In addition, if a partnership holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our Common Stock and partners in such partnerships should consult their tax advisors.
     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS

WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Cistera Networks, Inc.
     We believe that the Reverse Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Split.
Stockholders
     The federal income tax consequences of the Reverse/Forward Stock Split for our stockholders will differ depending on the number of shares of pre-split Common Stock owned and, in some cases, constructively owned by such stockholders. As set forth in more detail below, stockholders who own at least 3 shares of pre-split Common Stock will retain their shares and will not recognize any gain, loss or dividend income as a result of the Reverse/Forward Stock Split. Stockholders who own fewer than 3 shares of pre-split Common Stock will receive cash, the treatment of which will depend on whether the constructive ownership rules described below are applicable. If such constructive ownership rules do not apply, a stockholder who owns fewer than 3 shares of pre-split Common Stock generally will recognize gain or loss upon the sale or exchange of the pre-split Common Stock. If such constructive ownership rules apply, the stockholder may be required to treat any cash received as a dividend distribution rather than as gain or loss from a sale or exchange, as more fully described below. The differences in tax consequences to the stockholders do not depend on whether a stockholder is an affiliate of the Company, has voted to approve the Reverse/Forward Stock Split or is an unaffiliated stockholder. With respect to the Company, as described above, the Company will not recognize any income, gain or loss in connection with the Reverse/Forward Stock Split. Neither the differences in tax consequences between stockholders who hold at least 3 shares of pre-split Common Stock and stockholders who own fewer than 3 shares of pre-split Common Stock nor the differences in tax consequences between the stockholders and the Company were reasons for the Company to undertake the Reverse/Forward Stock Split in this form at this time.
Stockholders Who Receive Shares of Post-Split Common Stock
     A stockholder who retains shares of post-split Common Stock in the transaction (i.e., a stockholder who owns at least 3 shares of pre-split Common Stock) will not recognize gain or loss or dividend income as a result of the Reverse/Forward Stock Split, and the tax basis (as adjusted for the Reverse/Forward Stock Split) and holding period of such stockholder in shares of pre-split Common Stock will carry over as the tax basis and holding period of such stockholder’s shares of post-split Common Stock.
Stockholders Who Receive Cash
     A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., a stockholder that owns fewer than 3 shares of pre-split Common Stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either:
o	A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

o	A cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

     Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividend received deduction subject to applicable limitations and other special rules.
     Under Section 302 of the Code, a redemption of shares from a stockholder as part of the Reverse Split will be treated as a sale or exchange of the redeemed shares if:
o	the Reverse/Forward Stock Split results in a “complete termination” of such stockholder’s interest in the Company;

o	the receipt of cash is “substantially disproportionate” with respect to the stockholder; or

o	the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder.
     These three tests (the “Section 302 Tests”) are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder.
     Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.
     A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., owns fewer than 3 shares of pre-split Common Stock) and does not constructively own any shares of post-split Common Stock will have his or her interest in the Company completely terminated by the Reverse/Forward Stock Split and will therefore receive sale or exchange treatment on his or her pre-split Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for his or her shares of pre-split Common Stock.
     A stockholder who receives cash in the Reverse/Forward Stock Split and would only constructively own shares of post-split Common Stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-split Common Stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Reverse/Forward Stock Split. Among other things, waiving family attribution requires (i) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse/Forward Stock Split other than stock acquired by bequest or inheritance and (ii) including an election to waive family attribution in the stockholder’s tax return for the year in which the Reverse/Forward Stock Split occurs.
     A stockholder who receives cash in the Reverse/Forward Stock Split and immediately after the Reverse/Forward Stock Split constructively owns shares of post-split Common Stock must compare (i) his, her or its percentage ownership immediately before the Reverse/Forward Stock Split (i.e., the number of voting shares actually or constructively owned by him, her or it immediately before the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately before the Reverse/Forward Stock Split) with (ii) his, her or its percentage ownership immediately after the Reverse/Forward Stock Split (i.e., the number of voting shares constructively owned by his, her or it immediately after the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately after the Reverse/Forward Stock Split).
     If the stockholder’s post-Reverse/Forward Stock Split ownership percentage is less than 80% of the stockholder’s pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.
     If the receipt of cash by a stockholder fails to constitute an “exchange” under the “substantially disproportionate” test or the “complete termination” test, the receipt of cash may constitute an “exchange” under the “not essentially equivalent to a dividend” test. The receipt of cash by a stockholder will be “not essentially equivalent to a dividend” if the transaction results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. If (i) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the stockholder’s relative stock interest in the Company is minimal, and (iii) the stockholder’s post-Reverse/Forward Stock Split ownership percentage is less than the stockholder’s pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.
     In all other cases, cash in lieu of fractional shares received by a stockholder who immediately after the Reverse/Forward Stock Split constructively owns shares of post-split Common Stock will be treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.
Backup Tax Withholding
     We are required to furnish to the holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the Common Stock.
     You may be subject to backup withholding with respect to proceeds received from a disposition of the shares of Common Stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.
FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT TO STOCKHOLDERS
     The Board determined that the Reverse/Forward Stock Split, including the proposed cash payment of $.14 per pre-split share to stockholders whose shares will be cashed out, is substantively fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing stockholders of the Company.
     With respect to the stockholders whose shares would be cashed out, the Board relied upon, among other things, the determination of the range of fair values per pre-split share. The Board determined that the closing price of the Company’s Common Stock on the OTC: BB market on the Effective Date would be fair.
     With respect to the fairness of the Reverse/Forward Stock Split to the stockholders whose stock would not be cashed out in the Reverse/Forward Stock Split, the Board also relied on the fact that the amount being paid to stockholders whose stock would be cashed out was not in excess of the value determined to be the fair value of such stock. In addition, the Board noted that voting control of 7.5% of the shares held by stockholders who would remain stockholders after the Reverse/Forward Stock Split was held by members of the Board so that the interests of such holders were aligned with the interests of the members of the Board.
     At March 31, 2009, the Company had a stockholder deficit of approximately $1.9 million. Thus, the Board did not consider the net book value or going concern value in determining the fairness of the Reverse/Forward Stock Split to unaffiliated stockholders as this would result in a negative cash payment per share.
     The Board considered certain factors in determining the fairness of the Reverse/Forward Stock Split to all of our unaffiliated stockholders, including:
o	Balance Sheet and Liquidation value analysis. The Board considered analyzing the balance sheet and liquidation value of our assets but determined that either analysis would almost surely value a pre-split share of the Company’s Common Stock at less than the value determined by the closing price of the Company’s Common Stock on the OTC: BB market on the Effective Date and understate the value per pre-split share of the Company’s Common Stock. Based on the Company’s current financial position, the Board concluded that upon a liquidation of the Company and after repayment of indebtedness, the value of shares of the Company’s Common Stock would likely be zero.

o	Comparable Sale Transactions analysis. The Board considered valuing the Company assuming the entire Company were to be sold at generally accepted valuation multiples but determined that such analysis would almost surely value a pre-split share of the Company’s Common Stock at less than the value determined by the closing price of the Company’s Common Stock on the OTC: BB market on the Effective Date and understate the value per pre-split share of the Company’s Common Stock.

o	Publicly Traded Stock Value analysis. The Board ultimately concluded that the most accurate valuation analysis applicable to the Company is the price of its publicly traded stock. Based on the current market price for shares of the Company’s Common Stock, the Company’s enterprise value as of June 9, 2009 was less than $1.5 million, or $0.08 per pre-split share. Due to the thin volume of trading, however, the Board used an average of the closing prices of the Company’s Common Stock over the previous six month period in ultimately determining to pay $.14 per pre-split share to fractional holders, which amount implies a $2.4 million enterprise value of the Company. In determining that the prior a six-month time frame was appropriate time frame of this analysis, the Board considered the fact that prior to the last six months, the stock market had fallen close to 40% within a short period of time. Over the prior six months, however, the market had stabilized allowing for a less volatile movement in prices. Thus, the Board believed that this six months timeframe, from approximately mid — December 2009 to mid — June 2009, was a more reasonable range to price the shares. The $.14 per pre-split average share value, was then calculated as the sum of the closing prices divided by the number of trading days, during the previous six months.

     The Board determined that the primary additional factor supporting the fairness of the Reverse/Forward Stock Split to those unaffiliated stockholders who will be continuing stockholders of the Company is the cost reduction anticipated to result from the transaction. Stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized from the termination of our public company status, estimated to be approximately $198,000 annually before taxes.
     The Board determined that certain additional factors supported the fairness of the Reverse/Forward Stock Split to those unaffiliated stockholders whose shares will be cashed out, including:
o	Immediate cash payment. Those stockholders who own less than 3 shares of our pre-split Common Stock will receive an immediate cash payment of $.14 per pre-split share and will not pay the commissions that such stockholders would have to pay if they attempted to sell their shares in the open market.

o	Current and historical market prices for our Common Stock. The proposed transaction price of $.14 per pre-split share of Common Stock compares favorably to the bid prices of our Common Stock over the past six months. Our Common Stock bid price is the highest price that a buyer will pay at any given time to purchase a specified number of shares of our stock. As discussed above, in addition to receiving a premium to the trading price of our Common Stock on any shares cashed out as a result of the Reverse/Forward Stock Split, such stockholders will achieve liquidity without incurring brokerage costs. Furthermore, the Board considered that, with extremely limited liquidity in the public market for our Common Stock, only a small portion of our unaffiliated stockholders would have been able to attain the bid prices before the stock price decreased measurably.

o	Undiscounted Price. The proposed transaction price of $.14 per pre-split share does not include any discount for the lack of liquidity of our Common Stock or for the minority status of the shares of our Common Stock owned by unaffiliated stockholders.
     The Board determined that certain additional factors supported the fairness of the Reverse/Forward Stock Split to all of our unaffiliated stockholders, including:
o	No firm offers to acquire control of the Company. We have not received, during the past two years any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control of the Company.

o	Stockholder rights. The Reverse/Forward Stock Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split.
Procedural Fairness to All Stockholders
     The Board determined that the Reverse/Forward Stock Split is procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. In reaching this conclusion, the Board determined that the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Reverse/Forward Stock Split by buying or selling shares of Common Stock in the stock market, afforded protection to those stockholders who would not be continuing stockholders of the Company. In addition, the Board noted that voting control of 7.5% of the shares held by stockholders who would remain stockholders after the Reverse/Forward Stock Split was held by members of the Board so that the interests of such holders were aligned with the interests of the members of the Board.
     The Board did not create a Special Committee of the Board to approve the Reverse/Forward Stock Split. Creating a Special Committee by hiring new directors and retaining independent counsel for such a committee would significantly increase the cost of the Reverse/Forward Stock Split, which could in turn reduce the amount available to pay stockholders who receive cash following the Reverse/Forward Stock Split. In light of its determination that the interests of unaffiliated stockholders were protected by (i) the representation of stockholders who would remain stockholders after the Reverse/Forward Stock Split on the Board, and (ii) the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Reverse/Forward Stock Split by buying or selling shares of Common Stock in the stock market, the Board did not create a Special Committee or retain independent counsel.
     The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because approximately 99.4% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse/Forward Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse/Forward Stock Split. In addition, the Board believes that because of the small number of shares held by unaffiliated stockholders that will be cashed out, these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The

Reverse/Forward Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated shareholders was not required under Nevada law.
     Further, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse/Forward Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.
     The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the Nevada Revised Statutes, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the Board determined that this Information Statement, together with our other filings with the Commission, provide adequate information for unaffiliated stockholders. The Board also considered the fact that under the Nevada Revised Statutes and subject to specified conditions set forth under Nevada law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.
     The Board determined that the process leading up to the approval of the Reverse/Forward Stock Split was procedurally fair to the stockholders because of the structural fairness of the Reverse/Forward Stock Split and the safeguards that the Board did put into place.
Fairness Determination by Gregory Royal
     Gregory Royal, who has been deemed a “filing person” for purposes of Schedule 13E-3, has adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company and to stockholders who will retain an equity interest in the Company.
Termination of Exchange Act Registration
     Our Common Stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of June 9, 2009, we had approximately 628 record holders of our Common Stock. Upon the effectiveness of the Reverse/Forward Stock Split, we expect to have approximately 182 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the OTC Bulletin Board as promptly as possible after the Effective Date.
     Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders under the Exchange Act. We have, however, provided certain assurances to Roaring Fork Capital Management, one of our largest stockholders, that we would continue to provide similar information through the Pink Sheets News Service. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Nevada Revised Statutes, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.
     Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
     We estimate that termination of registration of our Common Stock under the Exchange Act will save us an estimated $198,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations. See also information under the caption “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” in this Information Statement.
DESCRIPTION OF THE REVERSE/FORWARD STOCK SPLIT
Amendments of Articles of Incorporation to Effect the Reverse/Forward Stock Split
     The Board determined that it is advisable to amend our Articles of Incorporation to effect a 1-for-3 Reverse Split of Common Stock immediately followed by a 3-for-1 Forward Split of Common Stock, and to provide for the cash payment of $.14 per pre-split share in lieu of fractional shares of Common Stock that would otherwise be issued following the Reverse Split.
Regulatory Approvals
     Aside from stockholder approval of the Certificates of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.
Vote Required
     We have received the written consent of stockholders holding in aggregate 65.6% of the issued and outstanding shares of Common Stock. No special meeting of stockholders is required under Nevada law, since the requisite vote for adoption of the Reverse/Forward Stock Split has been obtained and the vote of other stockholders is not necessary.
     The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because 99% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse/Forward Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse/Forward Stock Split. In addition, the Board believes that because of the small number of shares held by unaffiliated stockholders that will be cashed out, these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Reverse/Forward Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated shareholders was not required under Nevada law.
Holders as of Effective Date; Net Effect After Reverse/Forward Stock Split
     Stockholders holding fewer than 3 pre-split shares of Common Stock will be cashed out at a price of $.14 per share, and the holdings of all other stockholders will be unchanged. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.
     NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY’S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE/FORWARD STOCK SPLIT.

     The proposed Certificates of Amendment are attached as Annexes A-1 and A-2 to this Information Statement. The Reverse/Forward Stock Split will become effective upon the filing of the proposed Certificates of Amendment with the Office of the Secretary of State of the State of Nevada.
Exchange of Certificates for Cash Payment or Shares
     We will file Certificates of Amendment with the Office of the Secretary of State of the State of Nevada and effect the amendments set forth in Annexes A-1 and A-2 to this Information Statement. The Reverse/Forward Stock Split will become effective at the times set forth in the Certificates of Amendment. Corporate Stock Transfer, Colorado, has been appointed as the Exchange Agent to carry out the exchange of certificates for cash.
     As soon as practicable after the Effective Date, record holders holding fewer than 3 shares will be notified and asked to surrender their certificates representing shares of Common Stock to the Exchange Agent. Record holders owning fewer than 3 shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $.14 per pre-split share. Those record holders beneficially owning at least 3 shares of Common Stock will continue to hold the same number of shares of Common Stock.
     If the Reverse/Forward Stock Split is effected, any stockholder owning fewer than 3 shares of the currently outstanding Common Stock will cease to have any rights with respect to our Common Stock, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 3 shares after the Reverse/Forward Stock Split is effected.
     The Exchange Agent will impose certain fees in connection with the cancellation of stock certificates and transmitting payment to stockholders owning fewer than 3 shares of the currently outstanding Common Stock sending out cash exchange. We anticipate these fees to be approximately $25.00. Stockholders holding fewer than 3 pre-split shares of Common Stock who are cashed as a result of the Reverse/Forward Stock Split will be required to pay these Exchange Agent fees to receive their cash price of $.14 per share.
     Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his, her or its nominee to determine how the Reverse/Forward Stock Split will affect them. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse/Forward Stock Split. However, if you are a beneficial owner of fewer than 3 shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the Effective Date, which is anticipated to be on or after August ___, 2009, the date 20 calendar days after the date we anticipate that this Information Statement will first be mailed to our stockholders. A stockholder holding fewer than 3 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares cashed out in connection with the Reverse/Forward Stock Split. For instance, such stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 3 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent.
     In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.
Appraisal Rights
     No appraisal rights are available under either the Nevada Revised Statutes or our Articles of Incorporation to any stockholder.

FINANCING OF THE REVERSE/FORWARD STOCK SPLIT
     Completion of the Reverse/Forward Stock Split will require approximately $26,863 which includes advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Reverse/Forward Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us. You should read the discussion under the caption “Costs of the Reverse/Forward Stock Split” in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.
COSTS OF THE REVERSE/FORWARD STOCK SPLIT
     The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse/Forward Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of paying for shares of those stockholders holding fewer than 3 shares pursuant to the Reverse/Forward Stock Split.

Legal fees	$7,500
Transfer and exchange agent fees	$14,300
Printing and mailing costs	$5,000

Total	$26,800
INTERESTS OF CERTAIN PERSONS
     We will make no payments to officers and directors in connection with this transaction. The executive officers and directors immediately prior to the transaction will be the executive officers and directors of the Company after the transaction. The Company does not presently have any intent to modify the payments or benefits paid to its directors and officers following the Reverse/Forward Stock Split.
CONDUCT OF THE COMPANY’S BUSINESS AFTER THE REVERSE/FORWARD STOCK SPLIT
     We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse/Forward Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize time and cost savings as a result of terminating our public company status. When the Reverse/Forward Stock Split is consummated, all persons owning fewer than 3 shares of Common Stock at the effective time of the Reverse/Forward Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company, and therefore will not participate in our future potential earnings and growth.
     When the Reverse/Forward Stock Split is effected, we believe that, based on our stockholder records, approximately 182 record holders will remain as record holders of Common Stock, beneficially owning 100% of the outstanding Common Stock. Stockholders who currently beneficially own approximately 99.9% of the outstanding Common Stock will beneficially own 100% of the outstanding Common Stock after the Reverse/Forward Stock Split. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement. When the Reverse/Forward Stock Split is effected, members of the Board and our executive officers will beneficially own approximately 7.6% of the outstanding Common Stock.
     We plan, following the consummation of the Reverse/Forward Stock Split, to become a privately held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be listed on the OTC Bulletin Board. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and our officers and directors and stockholders owning more than 10% of our Common Stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the

Exchange Act and will cease filing information with the Commission, although we have provided certain assurances to Roaring Fork Capital Management, one of our largest stockholders, that we would continue to provide similar information through the Pink Sheets News Service. Among other things, the effect of this change will be to enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act.
     As stated throughout this Information Statement, we believe that there are significant advantages to effecting the Reverse/Forward Stock Split and going private, and we plan to avail ourselves of any opportunities we have as a private company.
     Other than as described in this Information Statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) to sell or transfer any material amount of our assets; (iii) to change our Board or management; (iv) to change materially our indebtedness or capitalization; or (v) otherwise to effect any material change in our corporate structure or business.
RECOMMENDATION OF THE BOARD; FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT
     The Board believes that the Reverse/Forward Stock Split is fair to our unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split. The discussion below summarizes the material factors, both positive and negative, considered by the Board in reaching their fairness determination, in addition to the detailed discussion in this Information Statement under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split,” “Special Factors — Strategic Alternatives Considered,” “Special Factors — Background of the Reverse/Forward Stock Split” and “Special Factors — Effects of the Reverse/Forward Stock Split.” For the reasons described above under the caption “Fairness of the Reverse/Forward Stock Split to Stockholders — Procedural Fairness to All Stockholders,” the Board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split.
     In consideration of the factors discussed under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split,” “Special Factors — Strategic Alternatives Considered,” “Special Factors — Background of the Reverse/Forward Stock Split,” “Special Factors — Effects of the Reverse/Forward Stock Split” and “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” in this Information Statement, the Board approved the Reverse/Forward Stock Split by a unanimous vote of the Board, submitted the Reverse/Forward Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Certificates of Amendment and the payment of cash of $.14 per pre-split share to record holders who hold fewer than 3 shares as described above. Each member of the Board who owns, or controls directly or indirectly, shares of Common Stock has voted his shares, or caused all such controlled shares to be voted, in favor of the Reverse/Forward Stock Split.
Fairness Determination by Gregory Royal
     Gregory Royal, who has been deemed a “filing person” for purposes of Schedule 13E-3, have adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company and to stockholders who will retain an equity interest in the Company.
Reservation of Rights
     Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

     The Board presently believes that the Reverse/Forward Stock Split is in the best interests of the Company, our stockholders being cashed out pursuant to the Reverse/Forward Stock Split and our stockholders who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split, and thus recommended a vote for the proposed Certificates of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse/Forward Stock Split. If the Board decides to withdraw or modify the Reverse/Forward Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.
FINANCIAL STATEMENTS
     Our audited balance sheets and the related audited consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended March 31, 2008 are incorporated by reference to our annual report on Form 10-K for the year ended March 31, 2009 (the “2009 10-K”), which was previously filed with the SEC; and our unaudited balance sheets and the related unaudited consolidated statements of operations, stockholders’ deficit and cash flows for the three month period ended June 30, 2009 are also incorporated by reference to our quarterly report on Form 10-Q for the quarter ended June 30, 2009 (the “2010 10-Q”), which was previously filed with the SEC. A copy of both our 2009 10-K and 2010 10-Q accompany this Information Statement. Stockholders should refer to the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Financial Statements and Supplementary Data” and “Exhibits, Financial Statement Schedules and Reports on Form 8-K” set forth in our 2009 10-K and 2010 10-Q.
     For our fiscal years ended March 31, 2008 and Mach 30, 2009, our ratio of earnings to fixed charges was a negative 0.99 and negative 1.9, respectively. At June 30, 2009, our ratio of earnings to fixed charges was negative 4.28 and the book value of our Common Stock negative $.135 per share.
     On August 7th, 2009, we dismissed Farmer, Fuqua & Huff, P.C. as our independent auditors. Farmer, Fuqua & Huff, P.C.’s reports on our financial statements for our two most recent fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles, other than the “going concern” disclaimer contained in therein. There have been no disagreements with Farmer, Fuqua & Huff, P.C. on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure during our most recent fiscal year or in the subsequent interim period through August 7th 2009 (the date of termination) which disagreement(s), if not resolved to Farmer, Fuqua & Huff, P.C. satisfaction would have caused Farmer, Fuqua & Huff, P.C. to make reference to the subject matter of the disagreement(s) in connection with its reports.
     Our Board of Directors participated in and approved the decision to dismiss Farmer, Fuqua & Huff, P.C. as our independent auditors.

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME
     Our Common Stock is presently traded in the over-the-counter market and is listed on the Pink Sheets maintained by the National Quotation Bureau, Inc., and on the Bulletin Board maintained by the National Association of Securities Dealers, Inc. (NASD), under the symbol CNWT. The following table sets forth the range of high and low bid quotations for the common stock during each calendar quarter beginning April 1, 2007, and ending March 31, 2009. The figures have been rounded to the nearest whole cent.

	High	Low
June 30, 2007	$1.60	0.85
September 30, 2007	$1.02	0.63
December 31, 2007	$1.01	0.50
March 31, 2008	$0.95	0.73

June 30, 2008	$0.85	0.42
September 30, 2008	$0.60	0.16
December 31, 2008	$0.39	0.22
March 31, 2009	$0.30	0.06
     The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. The number of shareholders of record of the Company’s issued and outstanding common stock as of June 9, 2009 was approximately 628.
     On June 23, 2009, the last trading day prior to the announcement of the Reverse/Forward Stock Split, our Common Stock’s closing price per share was $.51 on trading volume of 200 shares. Previous to this trade, our average closing price for the 60 days prior to June 23, 2009 was approximately $.08 per share. We have not paid or declared any dividends on our Common Stock since inception. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes to tax legislation, and other factors deemed relevant by our Board. We do not intend to pay cash dividends on our Common Stock in the immediate future.
     During the 12 months ended June 19, 2009, our stock traded infrequently, with reported trades occurring on only 116 days, and with an average daily trading volume of 4,216 shares for such 12-month period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information, as of August 7, 2009, concerning beneficial ownership of Common Stock, our only class of equity securities currently outstanding, by (i) the only persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) all directors, (iii) all named executive officers and (iv) all directors and named executive officers as a group.

Title of	Name and Address	Nature and Amount
Class	Of Beneficial Owners	of Beneficial Ownership		Percent
Common	Gregory T. Royal(1)	1,396,159	(2)	7.89%
Common	Derek P. Downs(3)	125,199		*
Common	Cynthia A. Garr 5935 Buffridge Trail Dallas TX 75252	1,330,191	(4)	7.62%
Common	Kingdon Hughes 16475 Dallas Pkwy, Suite 440 Addison, TX 75001	1,465,593	(5)	8.32%
Common	Roaring Fork Capital Management 5350 South Roslyn St., Suite 380 Greenwood Village, CO 80111	3,533,379	(6)	20.03%
All Officers and Directors as a Group		1,396,159		7.89%

*	Less than 1%

(1)	Mr. Royal is the Company’s only Director and its Chief Executive Officer, President and acting Chief Financial Officer. The business address for Mr. Royal is 6509 Windcrest Drive, Suite 160, Plano, Texas 75024 and his business telephone number at this address is (972) 381-4699.

(2)	Includes options to purchase 271,174 shares resulting from the post merger conversion of options to purchase shares of XBridge common stock that are presently exercisable.

(3)	Mr. Downs was a Director and the Company’s Chief Executive Officer, President and acting Chief Financial Officer until April 30, 2009 when he resigned.

(4)	Includes options to purchase 41,831 shares resulting from the post merger conversion of options to purchase shares of XBridge common stock that are presently exercisable.

(5)	Includes 189,822 shares subject to warrants that are presently exercisable.

(6)	Roaring Fork has a $200,000 note, currently convertible into 215,358 shares of common stock.

     Mr. Royal has been a director of the Company and has served as Executive Vice President and Chief Technology Officer since May 2003, when the Company acquired XBridge Software, Inc., and became our President, Chief Executive Officer and acting Chief Financial Officer on May 1, 2009. Mr. Royal is the original founder of XBridge Software, and the inventor of the Convergence Server™ technology. Mr. Royal has over 18 years of IT Sales, Marketing and Management experience in New Zealand, Australia and the United States. He has held Senior Sales and Marketing positions at Sycom Office Equipment, Eagle Technology, Network General Corp. (NASDAQ:NETG) and Network Associates Inc (NASDAQ:NETA). Mr. Royal has system certification with Compaq, IBM, Novell and Hewlett Packard. He also has significant experience in designing and deploying large scale IT systems including experience in Banking and Finance, Government, and Retail and Property Services. Mr. Royal holds an MBA from Rushmore University.
     Mr. Royal is a citizen of New Zealand and has not been (i) convicted in any criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, federal or state securities laws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Company’s Bylaws provide that the Company has the power to indemnify its directors and officers to the fullest extent provided by Nevada law. Pursuant to Nevada law, a corporation may indemnify its officers and directors, provided that such person actions:
     (a) did not constitute a breach of his fiduciary duties as a director or officer; and did not involve intentional misconduct, fraud or a knowing violation of law; and
     (b) were conducted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful
     The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.
     There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, however, we are aware of certain pending litigation that may result in claims for indemnification by any director, officer, employee or other agent.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents that we filed with the Securities and Exchange Commission, are incorporated by reference in this Information Statement, except for any discussion therein of the “safe harbor” protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: (i) the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and (ii) the Quarterly Report on Form 10Q-SB for the fiscal quarter ended June 30, 2009. A copy of both our 2009 10-K and 2010 10-Q accompany this Information Statement.
     All documents and reports that we filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement are not incorporated by reference into this Information Statement. New material information, if any, will be provided in an amended Information Statement.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.
AVAILABILITY OF INFORMATION STATEMENT ON WEBSITE
     This Information Statement and our Annual Report on Form 10-K for our fiscal year ended March 31, 2009 and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2009 (our “2010 Quarterly Report”) are available at the Company’s web site at www.cistera.com. The Company will deliver promptly upon written or oral request a separate copy of this Information Statement, our 2009 Annual Report and our 2010 Quarterly Report to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of this Information Statement, our 2009 Annual Report, and our 2010 Quarterly Report stockholders should contact the Company at:

Investor Relations
Cistera Networks, Inc.
6509 Windcrest Drive, Suite 160
Plano, TX 75024
(972) 381-4699
investorrelations@cistera.com
AVAILABLE INFORMATION
     We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission’s Internet Website (http://www.sec.gov).

By Order of the Board of Directors,
/s/ Gregory Royal
Gregory Royal
Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

Dated: August __, 2009
Plano, Texas

ANNEX A-1
CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CISTERA NETWORKS, INC.
     Cistera Networks, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:
     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with the Nevada Revised Statutes and shall become effective at ___, pacific time, on                     , 2009.
     THIRD: Section 4.1 of the Articles of Incorporation is hereby amended in its entirety and replacing it with the following:
4.1 Section 4.1 Classes and Shares. The proprietary interest of the Corporation shall hereafter be divided into two classes of stock, which are collectively referred to herein as “Shares.” The first is a class of common stock, per value $.001 per share, and the second a class of preferred stock, par value $.01 per share. (An individual share within the respective classes of stock shall be referred to appropriately as either a “Common Share” or a “Preferred Share.”) The Corporation has the authority to issues 50,000,000 Common Shares and 1,000, 000 Preferred Shares. The authority of the Corporation to issue shares may be limited to resolution of the board of directors of the Corporation (the “Board of Directors”). Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or services actually performed as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares. Common Shares may be issued in series. Shares may not be issued until paid for and, when issued, are non-assessable. Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to the Articles of Incorporation adding this sentence, three (3) issued Common Shares, shall be combined and reclassified into one (1) fully-paid and nonassessable Common Shares; provided, however, that in lieu of any fractional interests in shares of Common Shares to which any stockholder who would be entitled only to receive such fractional interest would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), the Corporation shall pay in cash for such fractional interest $.14 per share held by such stockholder immediately prior to the Effective Time.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this day of                     , 2009.

By:
Gregory Royal,
President and Chief Executive Officer

A-1

ANNEX A-2
CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CISTERA NETWORKS, INC.
     Cistera Networks, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:
     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with the Nevada Revised Statutes and shall become effective at ___, pacific time, on                     , 2009.
     THIRD: Section 4.1 of the Articles of Incorporation is hereby amended in its entirety and replacing it with the following:
4.1 Section 4.1 Classes and Shares. The proprietary interest of the Corporation shall hereafter be divided into two classes of stock, which are collectively referred to herein as “Shares.” The first is a class of common stock, per value $.001 per share, and the second a class of preferred stock, par value $.01 per share. (An individual share within the respective classes of stock shall be referred to appropriately as either a “Common Share” or a “Preferred Share.”) The Corporation has the authority to issues 50,000,000 Common Shares and 1,000, 000 Preferred Shares. The authority of the Corporation to issue shares may be limited to resolution of the board of directors of the Corporation (the “Board of Directors”). Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or services actually performed as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares. Common Shares may be issued in series. Shares may not be issued until paid for and, when issued, are non-assessable. Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to the Articles of Incorporation adding this sentence, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include each fractional share in excess of one (1) share held by any stockholder), shall be subdivided and reclassified into three (3) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such one-to-three ratio).
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this day of                     , 2009.

By:
Gregory Royal,
President and Chief Executive Officer

A-2